                                 SCHEDULE 14C
                                (RULE 14C-101)

                INFORMATION REQUIRED IN INFORMATION STATEMENTS

                           SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[  ] Preliminary Information Statement

[ X ] Definitive Information Statement

[  ] Confidential, for Use of the Commission
  Only (as permitted by Rule 14c-5(d)(2))

                               AMF BOWLING, INC.
-------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

  [ X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                               AMF BOWLING, INC.
                                8100 AMF Drive
                           Richmond, Virginia 23111

                             INFORMATION STATEMENT

  This information statement (the "Information Statement") is being furnished on or about May 6, 1999 to the holders of the common stock, par value $.01 per share (the "Common Stock"), of AMF Bowling, Inc. (the "Company") to advise them of the terms of Roland C. Smith's ("Executive") employment as the President and Chief Executive Officer of the Company and the approval by written consent (the "Consent") by the holders of 41,492,203 shares, or approximately 69.6%, of the Company's issued and outstanding Common Stock (the "Consenting Stockholders") of (i) the form, terms and provisions of Executive's employment agreement with the Company (the "Employment Agreement") and (ii) the grant to Executive of a Nonqualified Stock Option to purchase 1,000,000 shares of Common Stock pursuant to the terms and provisions of the option grant agreement between Executive and the Company (the "Option Agreement"). These approvals were obtained pursuant to Section 228 of the Delaware General Corporation Law ("Section 228"), subject to the expiration of twenty (20) days following the mailing of this Information Statement to the Company's stockholders as required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No further corporate or stockholder approvals of these actions are required. Accordingly, this Information Statement is being furnished solely for the purpose of informing stockholders of these matters in compliance with the Exchange Act and subsection (d) of Section 228.

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

             SUMMARY OF EMPLOYMENT AGREEMENT AND OPTION AGREEMENT

Employment Agreement

  The Employment Agreement is designed to assure the Company of the benefit of Executive's services as the Company's President and Chief Executive Officer. The Employment Agreement also provides for Executive's appointment to the Board of Directors of the Company (the "Board"). The Employment Agreement is for a three-year period (the "Employment Period"), provided that the Employment Period shall be automatically extended for an additional year at the end of the initial three-year period and on each anniversary thereof, unless written notice to the contrary is given 180 days prior to such extension.

  Under the Employment Agreement, Executive is to receive a salary of not less than $575,000 per year and is eligible to receive a bonus of 75% of his base salary (the "Annual Bonus") ($431,250 will be guaranteed as a bonus for 1999). 50% of the bonus will be based on discretionary objectives and 50% will be based on operational and financial targets, in each case, as set by the Compensation Committee of the Board. Executive will receive four weeks' paid vacation per year and will be eligible to participate in the Company's employee benefit plans, practices and programs to the same extent as is generally applicable to other senior executives. Executive will receive a signing bonus of $500,000 and certain relocation expenses. The Employment Agreement also provides for the grant of an option to purchase 1,000,000 shares of Common Stock, as described below.

  In the event of a termination of Executive's employment by the Company without Cause (as defined in the Employment Agreement) or by Executive for Good Reason (as defined in the Employment Agreement), the Company will be required to continue Executive's base salary and welfare benefits and to provide him with credit towards eligibility for retiree benefits through the remainder of the Employment Period and during the 12-month period thereafter. Additionally, the Company will be required to pay, in a lump sum, any unpaid base salary, accrued vacation and previously deferred compensation (the "Accrued Obligations") and an amount equal to the Annual Bonus. In the event of a termination of employment due to a disability, Executive will be entitled to a lump sum payment of his Accrued Obligations, a pro rata bonus and continued welfare benefits for one year. In the event of death, Executive's estate is entitled to the Accrued Obligations and a pro rata bonus and Executive's family shall be entitled to continued welfare benefits for one year. Upon a termination of employment by the Company for Cause or by Executive without Good Reason, Executive will be entitled to his Accrued Obligations.

  Executive will have the right to resign within nine months of a Change in Control of the Company (as defined in the Employment Agreement) if Executive's duties, authority, responsibilities, title or compensation are adversely altered following a Change in Control. In such event, Executive will receive the same severance amounts and benefits that would be provided in the event of a termination of employment for Good Reason.

  During the Employment Period and for the two-year period thereafter, Executive has agreed not to compete with the Company, solicit anyone with a business relationship with the Company or any of its subsidiaries to terminate such relationship or to engage in a business relationship with a competitor or to induce any employees of the Company or any of its affiliates or subsidiaries to terminate employment; however, upon a termination of employment by the Company without Cause, the noncompetition restriction will not apply.

Option Agreement

  Pursuant to the terms of the Employment Agreement and the Option Agreement, the Company has granted to Executive a Nonqualified Stock Option (the "Option") to purchase one million (1,000,000) shares of Common Stock at an exercise price of $5.2813 per share of Common Stock. The only option grant approved by the written consent to which this Information Statement relates was the Option granted to Executive, as described herein.

  The exercise price of the Option is equal to the fair market value of the Common Stock on the date the Option was granted, April 28, 1999. The Option was not granted pursuant to either the AMF Bowling, Inc. 1996 Stock Incentive Plan or the AMF Bowling, Inc. 1998 Stock Incentive Plan. However, the Option is subject to the terms of the 1998 Stock Incentive Plan and such terms are incorporated into the Option Agreement.

  The Option shall vest and become exercisable in 20% increments beginning on the date of grant and on each of the next four anniversaries thereof, and becomes vested and fully exercisable upon a Change of Control (as defined in the 1998 Stock Incentive Plan). In the event of a termination of Executive's employment by Executive for Good Reason or by the Company without Cause, the portion of the Option that was scheduled to vest during the two-year period following the date of termination will vest and become exercisable as of the date of Executive's termination of employment. Upon a termination of employment by the Company for Cause, or by Executive without Good Reason, the unexercised portion of the Option whether vested or unvested, will be forfeited. The vested portion of the Option is generally exercisable for 90 days following Executive's termination of employment for any reason; however, in the event of death, the vested portion of the Option is exercisable for one year.

  The Option expires on April 28, 2009. The Option may be exercised by delivery to the Company of a certified or bank check, by delivery of shares of Common Stock or by any contribution thereof. The Option may also be exercised by delivery to the Company of irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds to pay the Option exercise price. The Option is not transferable or assignable by Executive except by the laws of descent and distribution or pursuant to a "qualified domestic relations order" (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended). At the time of or promptly after any acquisition of the Company by purchase, merger, consolidation or otherwise (an "Acquisition"), the Company or any successor to the Company may terminate all of its obligations under the Option by paying to Executive an amount equal to the product of (i) the number of shares of Common Stock subject to the Option and (ii) the fair market value per share of the shares of Common Stock subject to the Option at the time of the Acquisition, less the exercise price of the Option (but not in excess of the fair market value per share) in exchange for the Option. On May 4, 1998 the closing price for the Common Stock was $6.50.

  The vote in favor of the award of the Option to Executive by a majority of the stockholders of the Company constituted approval, for purposes of the exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), of each of the material terms of the Option Agreement. Stockholder approval of the Option was obtained in order to qualify the Option for the exemption from the limits on deductibility imposed by Section 162(m) of the Code ("Section 162(m)"). Section 162(m) imposes a $1 million limit on the amount of the annual compensation deduction allowable to a publicly-held company with respect to its "Covered Employees." In general, "Covered Employees" for a given year are those employees whose names are required to be set forth in the Summary Compensation Table of the Company's annual proxy statement. Executive will be a "Covered Employee." To be exempt from the $1 million limit under Section 162(m), compensation must be based on the attainment of one or more objective performance goals, the material terms of which are approved by shareholders. For the purposes of Section 162(m), a stock option qualifies for this exemption if, among other requirements, the value of the option is derived solely from the appreciation in the underlying stock value after the grant date.

  The Company believes that, under present federal tax laws and regulations, the principal federal income tax consequences to the Company and to Executive with respect to the Option will be as follows:

  Executive will not incur federal income tax upon receipt of the Option. Upon exercise of the Option, Executive will be treated as having received ordinary income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the exercise price of the Option. This income is subject to income tax withholding by the Company.

  The Company will be entitled to a business expense deduction at the time and in the amount that Executive recognizes as ordinary income when he exercises the Option. There may be circumstances when a deduction is not allowed for certain transfers of Common Stock or payments to Executive that relate to the Option if vesting under the Option is accelerated as a result of a Change of Control. Executive may also be subject to an additional 20% excise tax on a portion of such transfer or payments made in connection with a Change of Control. As discussed above, Section 162(m) of the Code imposes a $1,000,000 limit on the amount of the annual compensation deduction allowable to a publicly-held company with respect to its chief executive officer and each of its other four most highly compensated officers. An exception to this limit is provided for performance-based compensation if certain requirements are met. The Option is intended to qualify for this exception from the deduction limit.

  Upon Executive's sale of the Common Stock received under the Option, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares of Common Stock have been held for more than 12 months.

  The foregoing does not purport to be a complete summary of the federal income taxation of Executive or the Company. It also does not reflect provisions of the income tax laws of any municipality or state in which Executive may reside.

                     EFFECT ON STOCKHOLDERS OF THE OPTION

  The grant of the Option has not resulted in the issuance of Common Stock; however, the Option may result in the issuance of Common Stock in the future. It is not possible to state the precise effects of such issuance of Common Stock. However, such effects might include (i) reduction of the amount otherwise available for the payment of dividends on each share of Common Stock, to the extent dividends are payable thereon, (ii) dilution of the voting power of the Common Stock and (iii) reduction in the book value of each share of Common Stock.

                           COMPENSATION OF DIRECTORS

  Directors who are officers or employees of the Company or affiliated with Goldman & Sachs & Co. ("Goldman Sachs") receive no compensation for service as members of the Board or committees thereof. Directors who are not officers or employees of the Company or affiliated with Goldman Sachs receive a $2,000 fee for attending each Board meeting and a $1,000 fee for attending each committee meeting. All directors' reasonable expenses for attending Board and committee meetings and related duties are reimbursed by the Company.

  Pursuant to an option agreement (the "Diker Option Agreement"), dated May 1, 1996, Charles M. Diker, a director of the Company, was granted nonqualified stock options to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share pursuant to the Company's 1996 Stock Incentive Plan (the "1996 Plan"). One-third of such stock options vested on May 1, 1996, one-third vested on May 1, 1997 and the remaining stock options vested on May 1, 1998. If any successor to the Company acquires all or substantially all of the business and/or assets of the Company, the Company may purchase all of the stock options then held by Mr. Diker for the fair market value of the underlying Common Stock minus the exercise price of the stock options. Mr. Diker is a party to the Stockholders Agreement (the "Stockholders Agreement") among the investors led by Goldman Sachs with respect to the acquisition of the stock and certain related businesses of predecessor companies of the Company (the "Acquisition"). Any shares of Common Stock held by Mr. Diker are subject to the terms of the Stockholders Agreement, as well as the terms of the Diker Option Agreement.

                            EXECUTIVE COMPENSATION

Summary Compensation Table
  The following table shows for each of the three years ended December 31, 1996, 1997, and 1998, compensation paid or accrued by the Company and its predecessor to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers (the "Named Executive Officers").

                                                                 Long-term
                                                                Compensation
                                                             ------------------
                                             Annual
                                        Compensation(a)        Awards   Payouts
                                      --------------------   ---------- -------
                                                             Securities
                                                             Underlying
                                                               Stock     LTIP    All Other
                                                              Options   Payouts Compensation
Name And Principal Position (b)  Year Salary ($) Bonus ($)    (#) (c)     ($)      ($)(d)
-------------------------------  ---- ---------- ---------   ---------- ------- ------------
Stephen E. Hare (e)......        1998  330,000        --          --      --           --
 Executive Vice
  President,                     1997  302,500    340,000(f)   15,000     --         8,000
 Chief Financial Officer         1996  178,333    266,667(g)  105,000     --           --
  and Treasurer
John P. Watkins (h)......        1998  101,743     49,038     100,000     --           --
 Executive Vice
 President/President of
 U.S. Bowling Centers
Michael P. Bardaro.......        1998  139,167     23,173      15,000     --           --
 Senior Vice President,
  Corporate                      1997  133,316    105,101      10,000     --         8,000
 Controller and Assistant
  Secretary                      1996  120,958     40,076      25,000     --     168,338(i)
Douglas J. Stanard (j)...        1998  333,333        --          --      --     1,250,000
 President and Chief
  Executive Officer              1997  379,167    489,584(k)   25,000     --         8,000
                                 1996  308,333    229,167     130,000     --         7,500

--------
(a) None of the Named Executive Officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus or other amounts properly reportable as other annual compensation.
(b) Richard A. Friedman, Chairman of the Board of the Company, received no compensation from the Company in 1996, 1997 and 1998, and ceased to hold the positions of Chief Executive Officer and President of the Company on July 31, 1997, at which time Mr. Stanard, who had been Chief Executive Officer of the Company's principal subsidiaries, assumed the additional titles of President and Chief Executive Officer of the Company until his resignation effective as of January 1, 1999.
(c) Options to purchase shares of Common Stock. The Company has not granted any stock appreciation rights or restricted stock.
(d) Unless otherwise indicated, All Other Compensation represents matching and profit-sharing contributions made by the Company under its 401(k) plan.
(e) Mr. Hare's employment with the Company began on May 28, 1996. Mr. Hare served as the Acting President and Chief Executive Officer of the Company from November 2, 1998 until the appointment of Executive. See "-- Employment Agreements."
(f) Includes a special one-time bonus of $175,000 approved by the Compensation Committee for services in connection with the Initial Public Offering.
(g) Mr. Hare received two bonuses with respect to 1996, one for $166,667 and one for $100,000. See "Employment Agreements."
(h) Mr. Watkins joined the Company in September of 1998 and receives annual compensation of $300,000. See "--Employment Agreements."
(i) Includes a special one-time bonus in the amount of $161,338 paid in 1996 by the Company's predecessor in connection with the Acquisition.
(j) Mr. Stanard resigned, effective as of January 1, 1999, from his positions as President, Chief Executive Officer and a director of the Company, and from all other positions with the Company and its subsidiaries. In connection with his resignation, Mr. Stanard was paid $1,250,000 by the Company, representing $400,000 with respect to severance and $850,000 with respect to his compliance with certain obligations under the Settlement Agreement described below. These amounts are included in the table as other compensation. See "--Settlement Agreement".
(k) Includes a special one-time bonus of $250,000 approved by the Compensation Committee for services in connection with the public offering of the Common Stock.

Stock Option Grants In Last Fiscal Year

  The following table provides information regarding the granting of stock options to the Named Executive Officers in 1998 pursuant to the Company's 1998 Stock Incentive Plan (the "1998 Plan").

                                                                                      Potential
                                             Individual Grants                        Realizable
                          -------------------------------------------------------  Value at Assumed
                            Number Of       % Of                                    Annual Rates of
                           Securities   Total Stock                                   Stock Price
                           Underlying     Options                                  Appreciation for
                          Stock Options  Granted To   Exercise                     Option Term(4)(5)
                           Granted (#)  Employees In  Price Per     Expiration    -------------------
          Name               (1)(2)       1998(3)    Share($/sh)       Date        5%($)     10%($)
          ----            ------------- ------------ ----------- ---------------- -------- ----------
Stephen E Hare..........         --          --           --                  --       --         --
John P. Watkins.........     100,000        10.5%      $ 4.06    October 28, 2008 $661,330 $1,053,060
Michael P. Bardaro......      15,000         1.6%      $16.19     August 11, 2008 $395,577 $  629,891
Douglas J. Stanard (6)..         --          --           --                  --       --         --

--------
(1) All stock options listed in this table were granted under the 1998 Plan. The Company did not grant any stock appreciation rights in 1998.
(2) The stock options listed in this table that remain outstanding will become 20% vested on each anniversary of the date on which the options were granted until all have vested. Mr. Watkins' options were granted on October 28, 1998 and Mr. Bardaro's options were granted on August 11, 1998. Upon an optionee's termination of employment, the portion of an option that has not yet vested will be forfeited. All options were granted at 100% of the fair market value of the Common Stock on the date of grant.
(3) In 1998, 950,400 stock options were granted under the 1998 Plan, 115,000 of which were granted to the Named Executive Officers. In 1998, no stock options were granted under the 1996 Plan to the Named Executive Officers.
(4) Potential realizable value is calculated from the exercise price per share on the date of grant for the securities underlying the stock options.
(5) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $6.6133 and $10.5306 for Mr. Watkins and $26.3718 and $41.9927 for Mr. Bardaro. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.
(6) Pursuant to the terms of the Settlement Agreement, discussed below, all of Mr. Stanard's stock options were cancelled and forfeited as of November 2, 1998.

Aggregated Stock Option Exercises And Fiscal Year-end Option Value

  The following table provides information regarding the number and value of unexercised stock options at December 31, 1998 for the Named Executive Officers. No Named Executive Officer exercised any stock options in fiscal year 1998.

                          Number Of Securities Underlying        Value Of Unexercised In-the
                           Unexercised Stock Options At            Money Stock Options At
                               December 31, 1998 (#)               December 31, 1998($)(1)
                          -----------------------------------    --------------------------------
Name                       Exercisable        Unexercisable      Exercisable     Unexercisable
----                      ---------------    ----------------    ------------    ----------------
Stephen E. Hare (2).....       45,000               75,000           $  0          $        0
John P. Watkins (3).....            0              100,000           $  0          $  131,500
Michael P Bardaro (4)...       12,000               38,000           $  0          $        0
Douglas J. Stanard (5)..            0                    0             --                  --

--------
(1) Based on the excess of the last sales price of the Common Stock on the New York Stock Exchange as of December 31, 1998 of $5.375 per share over the exercise price of the stock options.
(2) The exercise price of $10.00 per share with respect to all of Mr. Hare's exercisable and unexercisable stock options exceeded the last sales price of the Common Stock on the New York Stock Exchange as of December 31, 1998 of $5.375 per share.
(3) At December 31, 1998, the exercise price of all of Mr. Watkins' unexercisable stock options was $4.06 per share.
(4) The exercise price of $10.00 per share with respect to all of Mr. Bardaro's exercisable stock options, the exercise price of $10.00 per share with respect to 23,000 unexercisable stock options and the exercise price of $16.19 per share with respect to 15,000 unexercisable stock options, exceeded the last sales price of the Common Stock on the New York Stock Exchange as of December 31, 1998 of $5.375 per share.
(5) Pursuant to the terms of the Settlement Agreement, discussed below, all of Mr. Stanard's stock options were cancelled and forfeited as of November 2, 1998.

Employment Agreements

  See "Summary of Employment Agreement and Option Agreement" for a discussion of Mr. Smith's employment agreement.

  Mr. Hare has an employment agreement (the "Executive Employment Agreement") with the Company and AMF Bowling Worldwide, Inc. ("Bowling Worldwide") for an employment period ending on May 28, 1999. Under his Executive Employment Agreement, Mr. Hare holds the positions of Chief Financial Officer of Bowling Worldwide, and Executive Vice President, Chief Financial Officer and Treasurer of the Company and was serving as Acting President and Chief Executive Officer of the Company from November 2, 1998 until the appointment of Executive as President and Chief Executive Officer of the Company. Mr. Hare's annual base salary under his Executive Employment Agreement is $300,000. On December 1, 1997 the Board raised his salary to $330,000. The Executive Employment Agreement provides for the payment of an annual bonus if certain operational and financial targets, determined by the Board of Directors of Bowling Worldwide (the "Targets"), are attained, and Mr. Hare may earn a smaller annual bonus if less than 100% but more than 90% of the Targets are attained.

  The Executive Employment Agreement provides for payment of accrued compensation, continuation of certain benefits and payment of a portion of Mr. Hare's bonus (if the applicable Targets are later met) following termination of employment by Bowling Worldwide under certain circumstances. The Executive Employment Agreement further provides for a severance payment equal to Mr. Hare's annual base salary if termination by Bowling Worldwide is not due to death or disability. Mr. Hare's employment will be deemed to have been terminated by Bowling Worldwide if all or substantially all of the stock or assets of Bowling Worldwide are sold or disposed of to an unaffiliated third party and the executive is not thereafter employed by the Company or one of its continuing affiliates; however, neither the Company nor Bowling Worldwide will have any obligations with respect to accrued salary, continuation of benefits, allocated portion of bonus and, if applicable, severance payments to Mr. Hare upon termination of his employment if he is hired by the purchaser of Bowling Worldwide's stock or assets, or if his employment is continued by Bowling Worldwide.

  Mr. Hare purchased 150,000 shares of Common Stock (the "Purchased Stock") for $500,000 in cash plus a non-recourse promissory note for $1,000,000, payable to the Company and secured by the Purchased Stock which has been pledged pursuant to a stock pledge agreement between Mr. Hare and the Company. In addition, Mr. Hare was granted stock options to purchase 105,000 shares of Common Stock. Unless sooner exercised or forfeited as provided, Mr. Hare's stock options expire on May 28, 2006. To the extent not inconsistent with the Executive Employment Agreement, such stock options are governed by the 1996 Plan. Twenty percent of Mr. Hare's stock options vested on May 28, 1997, twenty percent vested on May 28, 1998 and another twenty percent will vest on each May 28 thereafter through the year 2001. If any successor to the Company or Bowling Worldwide acquires all or substantially all of the business and/or assets of the Company or Bowling Worldwide, the Company may purchase all of the Purchased Stock held by Mr. Hare for its fair market value, and any stock options then held by him for the fair market value of the underlying Common Stock less the exercise price of the stock options.

  John P. Watkins, Executive Vice President of the Company and President, U.S. Bowling Centers, has an employment agreement with the Company and receives compensation consisting of salary and an incentive bonus if certain financial targets, determined by the Board, are met. Mr. Watkins' annual base salary under his employment agreement is $300,000. Mr. Watkins' employment agreement provides for the payment of a bonus from September 8 through December 31, 1998 on a pro rata basis equal to 50% of his annual base salary. Mr. Watkins was granted stock options to purchase 100,000 shares of Common Stock on the same vesting schedule as other employees. The employment agreement further provides for a severance payment if the Company terminates Mr. Watkins' employment for any reason other than cause equal to (i) two years of salary if terminated up to December 31, 1998, (ii) his salary through December 31, 2000 if terminated during 1999, and (iii) one year of salary if terminated from and after January 1, 2000.

  See "--Settlement Agreement" below for a discussion of Mr. Stanard's resignation from the Company and the termination of his executive employment agreement.

Settlement Agreement

  Mr. Stanard resigned from his positions as Chief Operating Officer of Bowling Worldwide, President and Chief Executive Officer of the Company and from all other positions with the Company and its subsidiaries effective as of January 1, 1999 (the "Resignation"). Prior to the Resignation, Mr. Stanard had an executive employment agreement with the Company and Bowling Worldwide for an employment period ending on May 1, 1999. Under the terms of the employment agreement, Mr. Stanard received an annual base salary of $350,000, which was raised to $400,000 on June 1, 1997, and was eligible to receive an annual bonus if certain operational and financial targets were attained. Mr. Stanard received no such bonus for 1998. Mr. Stanard's employment agreement also provided for payment of accrued compensation and continuation of certain benefits following termination of his employment by Bowling Worldwide under certain circumstances and a severance payment equal to his annual base salary if termination was not due to death or disability. Pursuant to his employment agreement, Mr. Stanard purchased 150,000 shares of Common Stock for $500,000 in cash plus a non-recourse promissory note for $1,000,000 payable to the Company and secured by such Common Stock which was pledged pursuant to a stock pledge agreement between Mr. Stanard and the Company. In addition, Mr. Stanard was granted stock options to purchase 130,000 shares of Common Stock.

  Pursuant to the terms of a settlement agreement (the "Settlement Agreement") executed in connection with the Resignation, dated as of November 2, 1998, by and among Mr. Stanard, the Company and Bowling Worldwide, the Company paid Mr. Stanard (i) $400,000 as severance under his executive employment agreement and
(ii) $850,000 in consideration of his compliance with certain obligations under the Settlement Agreement, including non-competition and non-solicitation provisions, and obligations to cooperate with information requests from the Company and to reasonably assist the Company with respect to pending and future dispute resolutions. In addition, Mr. Stanard transferred all of his Common Stock to the Company in exchange for the cancellation of his non-recourse promissory note. Pursuant to the Settlement Agreement, all stock options previously granted to Mr. Stanard were cancelled and forfeited as of November 2, 1998, and Mr. Stanard will be subject to non-competition and non-solicitation provisions for two years following his date of termination.

         SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The table below reflects the number of shares of Common Stock beneficially owned as of April 22, 1999 by (i) each director of the Company, (ii) each Named Executive Officer, (iii) the directors and executive officers as a group and (iv) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding equity securities. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned. Unless otherwise noted, the address of the beneficial owner is c/o the Company, 8100 AMF Drive, Richmond, Virginia 23111.

                                                        Number of
                                                          Shares
                                                       Beneficially
                                                       Owned as of
                                                        April 22,   Percent of
               Name of Beneficial Owner                1999 (1)(3)  Class (2)
               ------------------------                ------------ ----------
Directors:
Richard A. Friedman (3)...............................         --         *
Terence M. O'Toole (4)................................         --         *
Peter M. Sacerdote (5)................................         --         *
Charles M. Diker (6)..................................     248,680        *
Paul B. Edgerley (7)..................................         --         *
Howard A. Lipson (8)..................................         --         *
Thomas R. Wall, IV (9)................................         --         *
Roland C. Smith** (10)................................     200,000        *
Stephen E. Hare*** (11)...............................     219,000        *

Named Executive Officers:
John P. Watkins.......................................         --         *
Michael P. Bardaro (12)...............................      14,200        *
Douglas J. Stanard(13)................................         --         *
All directors and executive officers as a group (12
 persons) (14)........................................     481,880      0.8%

Beneficial Owners of More Than 5%:
The Goldman Sachs Group (15)..........................  30,836,593     51.0%
Blackstone Group (as hereinafter defined) (16)........   5,762,805      9.7%
Kelso (as hereinafter defined) (17)...................   5,762,805      9.7%
Baron Capital Group, Inc. and certain affiliates
 (18).................................................  11,271,700     18.9%

--------
 *    Less than 1%
**    Mr. Smith is also the President and Chief Executive Officer
***   Mr. Hare is also a Named Executive Officer
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or are exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The table above does not include the Company's zero coupon convertible debentures (the "Debentures") which are convertible, at the option of the holder at any time prior to maturity (unless previously redeemed or otherwise purchased by the Company), into Common Stock at the rate of 8.6734 shares per $1,000 principal amount at maturity of the Debentures.
 (2) Based on 59,597,550 shares of Common Stock outstanding and warrants (with respect to Goldman Sachs) to purchase 870,000 shares of Common Stock outstanding as of April 22, 1999.
 (3) Mr. Friedman, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.
 (4) Mr. O'Toole, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.
 (5) Mr. Sacerdote, who is a limited partner of The Goldman Sachs Group, disclaims beneficial ownership of the shares owned by The Goldman Sachs Group and its affiliates, except to the extent of his pecuniary interest therein.
 (6) Includes 100,000 shares which may be acquired upon the exercise of stock options within 60 days and 85,880 shares held by his spouse and trusts for his children, as to which he disclaims beneficial ownership.
 (7) Mr. Edgerley, who is (i) a Managing Director of the general partner of the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. and (ii) a general partner of BCIP Associates and BCIP Trust Associates, L.P., disclaims beneficial ownership of the shares owned by those entities (collectively, "Bain"). Bain Capital Fund V, L.P. owns 402,002 shares, Bain Capital Fund V-B, L.P. owns 1,055,469 shares, BCIP Associates owns 193,031 shares and BCIP Trust Associates, L.P. owns 78,340 shares.
 (8) Mr. Lipson, who is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, "Blackstone Group"), disclaims beneficial ownership of the shares owned by Blackstone Group.
 (9) Mr. Wall, who is (i) a general partner of Kelso Partners V, L.P., the general partner of Kelso Investment Associates V, L.P. ("KIA V") and
      (ii) a general partner of Kelso Equity Partners V, L.P. ("KEP V," and together with KIA V, "Kelso"), disclaims beneficial ownership of the shares owned by KIA V and KEP V.
(10) Reflects the number of shares which may be acquired upon the exercise of stock options within 60 days.
(11) Includes 69,000 shares which may be acquired upon the exercise of stock options within 60 days.
(12) Includes 14,000 shares which may be acquired upon the exercise of stock options within 60 days.
(13) Mr. Stanard transferred all of his Common Stock to the Company, as of January 4, 1999, in exchange for the cancellation of a non-recourse promissory note referred to under "Executive Compensation--Settlement Agreement." In addition, all stock options previously granted to Mr. Stanard were cancelled and forfeited as of November 2, 1998. See "-- Settlement Agreement."
(14) Includes an aggregate of 183,000 shares which may be acquired upon the exercise of stock options within 60 days.
(15) Of the total number of shares which may be deemed to be beneficially owned by The Goldman Sachs Group, 19,317,476 are owned by GS Capital Partners II, L.P., 7,679,488 shares are owned by GS Capital Partners II Offshore, L.P., 712,530 shares are owned by Goldman Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II
      (Germany) C.L.P., 451,922 shares are owned by Stone Street Fund 1995, L.P., 772,645 shares are owned by Stone Street Fund 1996, L.P., 508,546 shares are owned by Bridge Street Fund 1995, L.P. and 523,986 shares are owned by Bridge Street Fund 1996, L.P. (collectively, "GSCP"). The Goldman Sachs Group owns an aggregate principal amount at maturity of $343,074,000 of the Debentures, which are convertible in 2,975,618 shares of Common Stock. In addition, The Goldman Sachs Group beneficially owns warrants to purchase 870,000 shares of Common Stock, which were issued upon the closing of the Acquisition. GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., GS Capital Partners II (Germany), C.L.P., Stone Street Fund 1995, L.P., Stone Street Fund 1996, L.P., Bridge Street Fund 1995, L.P. and Bridge Street Fund 1996, L.P., are investment partnerships. Affiliates of The Goldman Sachs Group are the general, managing general or managing partners of all such partnerships and have full voting and investment power with respect to the holding of such partnerships. Excludes certain shares of Common Stock in client accounts managed by Goldman Sachs (the "Managed Accounts"). Each of Goldman Sachs and The Goldman Sachs Group disclaims beneficial ownership of the Common Stock in the Managed Accounts. The address of The Goldman Sachs Group is 85 Broad Street, New York, New York 10004.
(16) Of the total number of shares beneficially owned by Blackstone Group, 4,141,761 shares are owned by Blackstone Capital Partners II Merchant Banking Fund L.P., 1,210,342 shares are owned by Blackstone Offshore Capital Partners II L.P. and 410,702 shares are owned by Blackstone Family Investment Partnership II L.P. The address of Blackstone Group is 345 Park Avenue, New York, New York 10154.
(17) Of the total number of shares beneficially owned by Kelso, 5,409,974 shares are owned by KIA V and 352,831 are owned by KEP V. Kelso owns an aggregate principal amount at maturity of $79,993,000 of the Debentures, which are convertible into 693,811 of the Common Stock. The address of each such shareholder is c/o Kelso & Company, Inc., 320 Park Avenue, 24th Floor, New York, New York 10022. Due to their common control, KIA V and KEP V could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares beneficially owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.
(18) Based solely on information provided to the Company by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF") and Ronald Baron as of April 22, 1999. BAMCO and BCM are subsidiaries of BCG. BAF is an investment advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. Ronald Baron and BCG through its ownership of BAMCO and BCM has sole voting and dispositive power with respect to 50,000 shares and shared voting and dispositive power with respect to 11,221,700 shares. BAMCO, and BAF by virtue of acting as investment advisor to BAMCO, has shared voting and dispositive power with respect to 10,232,500 shares and BCM has sole voting and dispositive power with respect to 50,000 of such shares and shared voting and dispositive power with respect to 989,200 of such shares. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The address of Baron Capital Group, Inc. is 767 Park Avenue, 24th floor, New York, New York 10153.

            UNAVAILABILITY OF DISSENTER'S RIGHTS UNDER DELAWARE LAW

  The corporate actions described in this Information Statement will not afford stockholders the opportunity to dissent from the action described therein and to receive an agreed or judicially appraised value for their shares.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that have filed electronically with the Commission, including the Company. The Common Stock is listed and traded on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company (File No. 001-13539) with the Commission under the Exchange Act, are incorporated herein by reference:

  (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1998;

  (b) the Company's Proxy Statement relating to its Annual Meeting of Stockholders on May 4, 1999 dated April 2, 1999; and

  (c) the Company's Current Report on Form 8-K dated May 5, 1999.

  The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this Information Statement has been delivered upon written or oral request to AMF Bowling, Inc., 8100 AMF Drive, Richmond, Virginia 23111, attention: Renee Antolik, Director, Investor Relations and Financial Reporting, telephone: (804) 730-4402.


                                          By Order of the Board of Directors
                                          /s/ Suzanne B. Roski
                                          -------------------------------------
                                          Suzanne B. Roski